Exhibit 23.3

Consent of Independent Public Accountants

We hereby consent to the use in this Registration Statement on Amendment 2 to the Form S-4 of RLJ Entertainment, Inc. of our report dated April 12, 2012 relating to the consolidated financial statements of Acorn Media Group, Inc. and Subsidiaries as of December 31, 2011 and 2010 and for the three years in the period ended December 31, 2011, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP
Tysons Corner, Virginia

July 18, 2012